                                                                     Exhibit 2.3


    =====================================================================
                            STOCK PURCHASE AGREEMENT





                                  by and among


                             MCC ACQUISITION CORP.,

                              PIC RESOURCES CORP.,

                    THE SHAREHOLDERS OF PIC RESOURCES CORP.

                                      and

                            ATN COMMUNICATIONS INC.





                                  dated as of

                                August 22, 1997


    =====================================================================

                            STOCK PURCHASE AGREEMENT


                               TABLE OF CONTENTS





   ARTICLE I.  PURCHASE AND SALE OF SHARES.............................
          1.1  Purchase and Sale of Shares.............................
          1.2  Closing of Purchase and Sale of Shares..................

  ARTICLE II.  CONDITIONS TO OBLIGATIONS...............................
          2.1  Conditions to Obligations of MCCAC, PICR/ATN............
               and the PICR Shareholders...............................
          2.2  Conditions to Obligations of MCCAC......................
          2.3  Conditions to the Obligations of the
               PICR Shareholders.......................................

 ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF PICR/ATN AND THE PICR
               SHAREHOLDERS............................................
          3.1  Corporate Organization..................................
          3.2  Subsidiaries and Other Entities.........................
          3.3  Corporate Authorization.................................
          3.4  Capital Stock...........................................
          3.5  Options.................................................
          3.6  Compliance with Laws....................................
          3.7  No Conflict.............................................
          3.8  Litigation..............................................
          3.9  Insurance...............................................
         3.10  Intellectual Property...................................
         3.11  Assets..................................................
         3.12  Financial Statements....................................
         3.13  Liabilities.............................................
         3.14  Transactions Not in the Ordinary Course.................
         3.15  Capital Projects........................................
         3.16  Taxes...................................................
         3.17  Bank Accounts; Powers of Attorney.......................
         3.18  Real Estate.............................................
         3.19  Title to Properties.....................................
         3.20  Contracts...............................................
         3.21  Brokers.................................................
         3.22  Special Liabilities; Warranties.........................

         3.23  Employee Benefit Matters................................
         3.24  Materially Correct......................................
         3.25  Information.............................................
         3.26  Relationships with Related Persons......................

  ARTICLE IV.  ADDITIONAL REPRESENTATIONS AND
               WARRANTIES OF THE PICR SHAREHOLDERS.....................
          4.1  Authority...............................................
          4.2  Ownership of Shares.....................................
          4.3  No Conflict.............................................

   ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF MCCAC.................
          5.1  Corporate Organization; Authorization...................
          5.2  No Conflict.............................................
          5.3  Brokers.................................................

  ARTICLE VI.  COVENANTS OF PICR/ATN AND THE PICR SHAREHOLDERS.........
          6.1  Conduct of Business.....................................
          6.2  Reasonable Efforts......................................
          6.3  Inspection..............................................
          6.4  Best Efforts............................................
          6.5  Update Information......................................
          6.6  Trading Prohibitions....................................

 ARTICLE VII.  JOINT COVENANTS.........................................
          7.1  Support of Transactions.................................

ARTICLE VIII.  INDEMNIFICATION.........................................
          8.1  Survival; Right to Indemnification Not
               Affected by Knowledge...................................
          8.2  Indemnification and Payment of Damages by
               PICR Shareholders.......................................
          8.3  Indemnification and Payment of Damages by
               MCCAC...................................................
          8.4  Procedure for Indemnification...........................
          8.5  The Shareholder Representative..........................
          8.6  Limitations on Indemnification Obligations of the
               PICR Shareholders.......................................
          8.7  Additional Indemnification Obligations of the
               PICR Shareholders.......................................

  ARTICLE IX.  TERMINATION.............................................
          9.1  Termination.............................................
          9.2  Effect..................................................

   ARTICLE X.  DEFINITIONS.............................................
         10.1  Defined Terms...........................................
         10.2  Other Definitional Provisions...........................

  ARTICLE XI.  MISCELLANEOUS...........................................
         11.1  Waiver..................................................
         11.2  Notices.................................................
         11.3  Assignment..............................................
         11.4  Rights of Third Parties
         11.5  Reliance................................................
         11.6  Expenses................................................
         11.7  Construction............................................
         11.8  Captions; Counterparts..................................
         11.9  Entire Agreement........................................
        11.10  Amendments..............................................
        11.11  Publicity...............................................

                                    EXHIBITS



               Exhibit A  -    PICR Shareholders

               Exhibit B  -    Form of Opinion of Ford & Ferraro

               Exhibit C  -    Form of Shareholder Release

               Exhibit D  -    Form of Non-Competition Agreement

               Exhibit E  -    None

               Exhibit F  -    PICR/ATN Disclosure Statement

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement is entered into as of August ___, 1997 by and among MCC Acquisition Corp. ("MCCAC"), an Iowa corporation and a wholly owned subsidiary of Murdock Communications Corporation ("Murdock"), PIC Resources Corp., a Texas corporation ("PICR"), Wayne Wright and Bonner Hardegree as the only shareholders of PICR (the "PICR Shareholders"), and ATN Communications Inc., a Delaware corporation that prior to Closing (as defined below) will be wholly owned by PICR ("ATN").

     Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context have the meanings set forth or cross-referenced in
Article X of this Agreement. "PICR/ATN" shall refer collectively to both PICR and ATN and each of them.

                                    RECITALS

     A. MCCAC desires to purchase from the PICR Shareholders all of the issued and outstanding shares of capital stock of PICR, and the PICR Shareholders desire to sell to MCCAC the shares of PICR Common Stock listed on Exhibit A-1 hereto which together constitute all of the issued and outstanding capital stock of PICR.

     B. Simultaneously with the transactions contemplated hereby, MCCAC will purchase all of the issued and outstanding capital stock of Priority International Communications, Inc. ("Priority").

                                   AGREEMENT

     In order to consummate the transactions contemplated hereby, and in consideration of the mutual agreements hereinafter contained, each party to this Agreement agrees as follows:

             ARTICLE I. PURCHASE AND SALE OF SHARES

     1.1 Purchase and Sale of Shares. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, each of the PICR Shareholders shall sell to MCCAC, and MCCAC shall purchase from each of the PICR Shareholders, the shares of PICR Common Stock set forth opposite each such PICR Shareholder's name on Exhibit A hereto, as applicable, in each case free and clear of all Encumbrances, except as stated herein, for such PICR Shareholder's Proportional Share of the aggregate purchase consideration payable to the PICR Shareholders at Closing (the "Purchase Price").

     The Purchase Price will be payable as follows: (a) an aggregate of $30,000 shall be payable in cash to the PICR Shareholders, in their respective Proportional Shares; (b) 300,000 shares of Murdock common stock will be issued to the PICR Shareholders, in their respective Proportional Shares, at Closing; and (c) additional shares of Murdock common stock may be earned by the PICR Shareholders pursuant to section 1.3.

     1.2 Closing of Purchase and Sale of Shares. The closing of the purchase and sale of shares of PICR Common Stock contemplated herein (the "Closing") will occur after all of the conditions set forth in Article II have either been fulfilled or waived. Subject to the prior fulfillment or waiver of the conditions in Article II, the parties will make the following deliveries at the
Closing:

         (a) MCCAC will deliver to each PICR Shareholder certificates for Murdock common stock representing such shareholder's Proportional Share of the Purchase Price, payable in the manner described in section 1.1(a); and

         (b) each PICR Shareholder will deliver to MCCAC certificates representing the shares of PICR Common Stock (as applicable), duly endorsed (or accompanied by duly executed stock powers), for transfer to MCCAC.

     1.3 Earn-Out Right. At the end of each of the two periods of 12 consecutive full calendar months during the 24 month period after the Closing Date, Purchaser and Sellers shall measure the amount of EBITDA (earnings before interest, taxes, depreciation and amortization) generated by the entity comprising PICR/ATN and Priority (the "Subsidiary") and if the Subsidiary has EBITDA of at least $1,000,000 for either such period, Murdock Common Stock with an aggregate Quarterly Average Market Value of $1.25 for each dollar of EBITDA earned in the relevant period in excess of $1,000,000 will be delivered to the PICR Shareholders, according to their respective Proportional Shares, within 120 days after the end of the applicable period.

             ARTICLE II. CONDITIONS TO OBLIGATIONS

     2.1 Conditions to Obligations of MCCAC, PICR/ATN and the PICR Shareholders. The obligations of MCCAC, PICR/ATN and the PICR Shareholders to consummate, or cause to be consummated, the Acquisition are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:

         (a) All necessary approvals, clearances and consents of governmental and regulatory authorities required to be procured by MCCAC or PICR in connection with the transactions contemplated by this Agreement, and all material approvals and consents of third parties that are required to be obtained in connection with the transactions contemplated by this Agreement, shall have been procured.

         (b) There shall not be in force any order or decree, statute, rule or regulation nor shall there be on file any complaint by a governmental agency seeking an order or decree, restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, and none of MCCAC, PICR/ATN or the PICR Shareholders shall have received notice from any governmental agency that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the transactions contemplated by this Agreement or to nullify or render ineffective this Agreement if consummated, or to take any other action which would result in the prohibition or material change in the transactions contemplated by this Agreement.

     2.2 Conditions to Obligations of MCCAC. The obligation of MCCAC to consummate, or cause to be consummated, the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by MCCAC:

         (a) Each of the representations and warranties of PICR/ATN and the PICR Shareholders contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time, and each of the covenants and agreements of PICR/ATN and the PICR Shareholders to be performed as of or prior to the Closing shall have been duly performed, except in each case for changes after the date hereof which are contemplated or expressly permitted by this Agreement.

         (b) PICR and ATN shall each have delivered to MCCAC a certificate signed by its President, dated the Closing Date, certifying, in form reasonably satisfactory to MCCAC and to its counsel that, to the best of the knowledge and belief of such officer, the conditions specified in Section 2.1 and Section 2.2(a) as they relate to PICR or ATN, as applicable, and in Section 2.2(e) and (i) have been fulfilled.

         (c) Each PICR Shareholder shall have delivered to MCCAC a certificate, dated the Closing Date, certifying, in form reasonably satisfactory to MCCAC and to its counsel that, to the best of the knowledge and belief of such PICR Shareholder, the conditions specified in Section 2.1 as they relate to PICR/ATN and such PICR Shareholder and in Sections 2.2(a), (e) and (i) have been fulfilled.

         (d) MCCAC shall have received opinions, dated the Closing Date, from Ford & Ferraro in the form of Exhibit B.

         (e) PICR/ATN shall have no liabilities or obligations except Permitted Liabilities. The terms of any such Permitted Liabilities outstanding as of the Closing Date shall permit payment in full at the borrower's election, without prepayment penalties, similar charges or any lender's or third party consents.

         (f) MCCAC shall have received an executed release in the form of Exhibit C to this Agreement from each of the PICR Shareholders.

          (g) Each of the PICR Options shall have been exercised in full or otherwise terminated, and any person who receives shares of PICR Common Stock upon exercise of any such option is or becomes a party to this Agreement as PICR Shareholder.

         (h) Each PICR Shareholder shall have entered into a Non-Disturbance and Non-Solicitation Agreement with MCCAC in substantially the form attached as Exhibit D to this Agreement (the "Non-Competition Agreement").

         (i) The assets to be held by PICR/ATN after the Closing Date shall be free and clear of any Encumbrances except for Permitted Liens.

         (j) Murdock shall have obtained new equity financing, on terms and conditions reasonably satisfactory to Murdock, in an aggregate issue amount not less than $3,000,000.

         (k) This Agreement shall have been approved by Murdock's Board of Directors.

         (l) Acknowledging that the parties have signed this Agreement without attaching the PICR/ATN Disclosure Statement, the matters described on the PICR/ATN Disclosure Statement must be acceptable to MCCAC in its sole discretion. PICR/ATN agree to deliver the PICR/ATN Disclosure Statement to MCCAC as soon as reasonably possible after the date of this Agreement.

     2.3 Conditions to the Obligations of the PICR Shareholders. The obligation of the PICR Shareholders to consummate the Acquisition is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by all of the PICR Shareholders:

         (a) Each of the representations and warranties of MCCAC contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time, and each of the covenants and agreements of MCCAC to be performed as of or prior to the Closing shall have been duly performed, except in each case for changes after the date hereof which are contemplated or expressly permitted by this Agreement.

         (b) MCCAC shall have delivered to the PICR Shareholders a certificate signed by an officer of MCCAC, dated the Closing Date, certifying, in form reasonably satisfactory to the PICR Shareholders and their counsel, to the effect that to the best of the knowledge and belief of such officer, the conditions specified in Section 2.1 as they relate to MCCAC and in Section 2.3(a) have been fulfilled.

         (c) PICR shall have obtained ownership of 100% of the outstanding capital stock of ATN.

         (d) The PICR Shareholders and Murdock shall have entered into a registration rights agreement providing the PICR Shareholders with piggyback registration rights for the shares of Murdock Common Stock issued to the PICR Shareholders hereunder with respect to all secondary registrations of Murdock Common Stock (other than registrations pursuant to registration rights granted by Murdock prior to the Closing Date).

         ARTICLE III. REPRESENTATIONS AND WARRANTIES
                      OF PICR/ATN AND THE PICR
                      SHAREHOLDERS

     For purposes of this Article III, references to the knowledge of PICR/ATN or the PICR Shareholders shall mean matters within the actual knowledge of either PICR Shareholder and matters which either PICR Shareholder should have known after due investigation concerning the subjects discussed in this Article III. PICR/ATN and the PICR Shareholders jointly and severally represent and warrant to MCCAC, except as set forth on the PICR/ATN Disclosure Statement to be attached as Exhibit E to this Agreement, that:

     3.1 Corporate Organization.

         (a) PICR has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Texas and has the corporate power and authority to own or lease its properties and to conduct its business as it has been and is now being conducted. The copies of the Articles of Incorporation of PICR certified by the Secretary of State of the State of Texas, and the By-Laws of PICR , certified by the Secretary of PICR , previously delivered to MCCAC, are true, correct and complete.

         (b) ATN has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it has been and is now being conducted. The copies of the Articles of Incorporation of ATN, certified by the Secretary of State of Delaware, and the By-Laws of ATN, certified by the Secretary of ATN, previously delivered to MCCAC, are true, correct and complete.

         (c) PICR and ATN are both duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions identified on Section 3.1(b) of the PICR/ATN Disclosure Statement and such jurisdictions are the only ones in which their ownership of property or the character of their activities requires them to be so licensed or qualified.

     3.2 Subsidiaries and Other Entities. Except for ATN, PICR has no Subsidiaries; ATN has no Subsidiaries. All the outstanding capital stock of ATN is duly authorized, validly issued, fully paid and nonassessable. PICR currently owns 80% and as of the Closing Date will hold 100%, of the issued and outstanding capital stock of ATN free and clear of any Encumbrance, except the shares pledged to United Network, Inc. as described in section 3.2 of the PICR/ATN Disclosure Statement There are no warrants, options, subscriptions, other convertible instruments, and no commitments, obligations, or agreement (whether firm or conditional) pursuant to which ATN is or may be obligated to issue, transfer, deliver or sell shares of capital stock or other securities of ATN. Except for PICR's ownership of ATN, neither PICR nor ATN owns, directly or indirectly, any partnership, equity, profit, participation or similar ownership interest in any corporations, partnerships, joint ventures, trusts, unincorporated organizations, associations or similar entities.

     3.3 Corporate Authorization. The Board of Directors of PICR and of ATN, respectively, has approved the transactions contemplated by this Agreement. PICR/ATN has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it hereunder. Upon the execution and delivery hereof by MCCAC, this Agreement will constitute the valid and legally binding obligation of PICR/ATN, enforceable against PICR/ATN in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights generally, by equitable principles of general applicability with respect to the availability of equitable remedies, or by public policies applicable to securities laws.

     3.4 Capital Stock. The entire authorized capital stock of PICR consists solely of 1,000,000 shares of PICR Common Stock, of which 1,000 shares are issued and outstanding. The entire authorized capital stock of ATN consists solely of 10,000 shares of ATN Common Stock, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of PICR Common Stock are owned by the PICR Shareholders as set forth on Exhibit A respectively. At Closing, all of the issued and outstanding shares of ATN stock will be owned by PICR. Some of the PICR stock owned by the PICR Shareholders is pledged to secure an obligation of PICR to United Network, Inc. as disclosed in section
3.4 of the PICR/ATN Disclosure Statement. All of the outstanding shares of PICR Common Stock and ATN Common Stock (and any shares issuable pursuant to presently outstanding options, if exercised and purchased at the applicable exercise price) were duly authorized and will be, when issued and the option price paid (if applicable), validly issued, fully paid and nonassessable. None of the capital stock or other securities of PICR or ATN is entitled or subject to preemptive rights or registration rights. The authorization or consent of no person is required in order to consummate the transactions contemplated herein by virtue of any such person having an equitable or beneficial interest in the PICR Common Stock or the ATN Common Stock. There are not now, and at the Closing Date there will not be, any voting trusts or other agreements or understandings to which PICR/ATN or any PICR Shareholder is a party or is bound with respect to the voting of PICR Common Stock or the ATN Common Stock. All outstanding shares of PICR Common Stock and ATN Common Stock were offered, sold and issued in compliance with all applicable laws and regulations, including, without limitation, federal and state securities laws.

     3.5 Options. There are no PICR Options or ATN Options or other commitments or obligations of PICR/ATN, either firm or conditional, to issue, deliver or sell, whether under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, conversion rights or otherwise, any authorized but unissued shares, or treasury shares, of PICR Common Stock or ATN Common Stock or other securities of PICR or ATN.

     3.6 Compliance with Laws. To the best knowledge of the PICR Shareholders, except as set forth in Section 3.6 of the PICR/ATN Disclosure Statement, (i) PICR/ATN is not currently in violation (nor is it currently liable or otherwise currently responsible with respect to prior violations) of any statute, law or regulation applicable to any of their presently or formerly owned properties or to the conduct of their current or past businesses; (ii) PICR/ATN has timely obtained all licenses and permits and timely filed all reports required to be filed under any applicable laws or regulations; (iii) neither PICR/ATN nor any other person has stored, dumped or otherwise disposed of any chemical substances, including any "Hazardous Substances," "Pollutants" or "Contaminants" (as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA")) on, beneath or about any of the properties of PICR/ATN; (iv) PICR/ATN has not received written notice that it is a "potentially responsible party" under any environmental law or of any violation of any environmental, zoning or other land use ordinance, law or regulation relating to the operation of its or their businesses, or to any of the processes followed, results obtained, services provided or products made, modified or installed (in the ordinary course of its or their businesses or otherwise), including, but not limited to, the Toxic Substances Control Act of 1976, as amended, the Resource Conservation Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, CERCLA or the Occupational Safety and Health Act of 1970, as amended, nor is PICR/ATN aware of any such violation. PICR/ATN has listed in Section 3.6 of the PICR/ATN Disclosure Statement all environmental reports known to PICR/ATN relating to any owned or leased real property of PICR/ATN and has previously delivered to MCCAC a true, correct and complete copy of each report so listed.

     3.7 No Conflict. To the best knowledge of the PICR Shareholders, except as set forth in Section 3.7 of the PICR/ATN Disclosure Statement, the execution and delivery of this Agreement by PICR/ATN and the PICR Shareholders and the consummation of the transactions contemplated hereby do not, and will not constitute an event which, after notice or lapse of time or both would (a) violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of: (i) any applicable law, rule or regulation of any governmental body, (ii) the Articles of Incorporation or By-Laws of PICR or ATN; (iii) any indenture, material agreement, or other material instrument to which PICR/ATM is a party or by which PICR/ATN may be bound; or (iv) any order, judgment or decree applicable to PICR/ATN, or (b) terminate or result in the termination of any indenture, material agreement or other material instrument, or result in the creation of any Encumbrance upon any of the properties or assets of PICR/ATN under any agreement to which any of them is a party.

     3.8 Litigation. Except as set forth on Schedule 3.8 of the PICR/ATN Disclosure Statement, there are no actions, suits, proceedings, claims or investigations formally instituted and pending or, to the knowledge of PICR/ATN or any of the PICR Shareholders, threatened against or specifically affecting PICR/ATN or any PICR Shareholder or involving any of their properties or assets, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitration panel or alternative dispute resolution body. Neither PICR/ATN nor any PICR Shareholder is subject to or is in default under, any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any arbitration panel or alternative dispute resolution body.

     3.9 Insurance. Set forth in Section 3.9 of the PICR/ATN Disclosure Statement is a list of (a) all insurance policies held by PICR/ATN (indicating the insurer, type, amount and term of coverage, deductible, description of vehicles, latest property insurable values by location, workers' compensation payroll (separately for clerical, sales and technical employees), and additional named insureds with respect to each such policy); and (b) all claims pending under any of such insurance policies. All of these policies are in full force and effect and all premiums due thereon have been paid or accrued. PICR/ATN has previously delivered to MCCAC complete copies of each such insurance policy.

     3.10 Intellectual Property. Except as set forth in Section 3.10 of the PICR/ATN Disclosure Statement, there are no patents or patent applications; trademarks, service marks, trade dress, trade names, corporate names or any applications to register any of the foregoing marks or names; copyrights or copyright registrations; or any licenses, other than software licenses acquired solely through the purchase of the underlying software, to or from third parties with respect to any of the foregoing (including, without limiting the generality of the foregoing, all computer software, data and documentation) relating to PICR/ATN's business as now conducted or as presently proposed to be conducted. PICR/ATN has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties. PICR/ATN is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of PICR/ATN's business as now conducted or as presently proposed to be conducted. PICR/ATN has not received any notices of any infringement or misappropriation from any third party.

     3.11 Assets. Section 3.11 of the PICR/ATN Disclosure Statement lists all fixed capital assets owned by PICR/ATN (the "Asset List"). The assets on the Asset List include (i) substantially all of the tangible assets presently used by PICR/ATN in the conduct of its business and (ii) all assets reflected under "Property, Plant & Equipment" on the Interim Balance Sheet.

     3.12 Financial Statements. PICR/ATN will, prior to Closing, deliver to MCCAC the following financial statements (including any notes thereto), all of which have been prepared in accordance with GAAP consistently applied throughout the periods involved and present fairly in all material respects the consolidated financial position of PICR/ATN, at the dates stated in such financial statements and the results of their operations for the periods stated therein (subject to the absence of notes and to normal year-end adjustments) a Consolidated Balance Sheet at June 30, 1997 (the "Interim Balance Sheet"), and a Consolidated Statement of Income and a Consolidated Statement of Cash Flows for the six months ended June 30, 1997.

     3.13 Liabilities. Except as set forth in section 3.13 of the PICR/ATN Disclosure Statement, PICR/ATN does not have any liability or obligation, secured or unsecured (whether accrued, absolute, contingent or otherwise), except:

           (i) trade payables and accrued expenses incurred in the ordinary course of business and consistent with past practices for which the stated due date has not passed ("Current Payables");

           (ii) those liabilities or obligations (for which the stated due date has not passed) relating to operating contracts or leases entered into in the ordinary course of business consistent with past practice;

           (iii) liabilities and obligations of the type shown on the Interim Balance Sheet; and

           (iv) the Transaction Costs.

     3.14 Transactions Not in the Ordinary Course.  Except as set forth in
Section 3.14 of the PICR/ATN Disclosure Statement or as otherwise contemplated by this Agreement, during the period commencing June 1, 1997 and ending on the date of this Agreement, PICR/ATN has not (a) incurred any liability or obligation not in the ordinary course of business or entered into any transaction other than in the ordinary course of business; (b) declared or made any payment or distribution to shareholders or other holders of equity or other similar ownership or participation interests, including stock splits, stock dividends and profit distributions, or purchased or redeemed any shares or other equity or other similar ownership or participation interests except as provided for in this Agreement; (c) placed any Encumbrance on any of its assets, tangible or intangible; (d) sold or transferred any of its other assets, tangible or intangible, except in the ordinary course of business; (e) canceled any debts or claims except in each case in the ordinary course of business; (f) increased the rate of compensation of any officer or of any employee receiving (giving effect to such increase) more than $50,000 per annum or paid or declared any bonus (excluding fixed-formula compensation incentive payments such as may be paid to certain sales employees from time to time); or (g) agreed to or amended or instituted any employment contract, bonus plan, stock option plan, profit sharing plan, pension plan, retirement plan or other similar arrangement or plan.

     3.15 Capital Projects. Set forth in Section 3.15 of the PICR/ATN Disclosure Statement is a description of all Capital Expenditures currently committed for or authorized by PICR/ATN.

     3.16 Taxes. Except as set forth in Section 3.16 of the PICR/ATN Disclosure Statement, ATN has (since its acquisition by PICR) been included in a consolidated federal income tax return filed by PICR. Except as set forth in
Section 3.16 of the PICR/ATN Disclosure Statement, (i) PICR/ATN has accurately prepared and has duly and timely filed with all appropriate Federal, foreign, state and local governmental agencies, all tax returns and reports required to be filed by it; (ii) such returns accurately reflect all payments and distributions made between PICR or ATN or any of their Affiliates and required to be reflected on such returns; (iii) all taxes owed or withheld, or which may be claimed to be owed or required to be withheld, to or for the benefit of any governmental agency for or with respect to the periods covered by such returns and reports or with respect to any period (or portions thereof) ending at or before the Closing, and all interest, penalties, assessments and deficiencies connected therewith, have been or will be timely paid in full or provided for in full; (iv) PICR/ATN has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any taxes; (v) PICR/ATN is not a party to any pending audit, inquiry, action or proceeding, nor has PICR/ATN been notified of the inception of any such audit, inquiry, action or proceeding by any Federal, foreign, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality for the assessment or collection of taxes; (vi) no deficiency or assessment notices or reports or statements of tax due have been received by PICR/ATN in respect of any of its tax returns; and (vii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will have no material effect upon the tax treatment of any previously consummated transaction in which PICR/ATN acquired all or any part of the assets or capital stock of another entity.

     3.17 Bank Accounts; Powers of Attorney. Set forth in Section 3.17 of the PICR/ATN Disclosure Statement is a complete list of (a) all banks in which PICR/ATN has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; and (b) the names of all persons holding powers of attorney from PICR/ATN.

     3.18 Real Estate. Section 3.18 of the PICR/ATN Disclosure Statement lists all real estate, real estate options and leaseholds owned or held by PICR/ATN. To the best knowledge of the PICR Shareholders and except as set forth in
Section 3.18 of the PICR/ATN Disclosure Statement, there are no title defects, issues of validity or enforceability, deficiencies in rights of possession or use or similar matters relating to or affecting any real estate owned or leased, or which is subject to an option to buy, sell or lease, of or by PICR/ATN. Except for Permitted Liens, PICR/ATN has good and marketable title in fee simple to all real estate owned by it and good leasehold interests in all of its leaseholds, none of which interests will be materially and adversely affected by the transactions contemplated hereby, and each lease with an initial term of more than one year is, to the knowledge of PICR/ATN, enforceable against the lessor thereunder and PICR/ATN, as the case may be, enjoys quiet possession of all leaseholds.

     3.19 Title to Properties. To the best knowledge of the PICR Shareholders, PICR/ATN has good title to all of its personal properties and assets, tangible and intangible (including, without limitation, those on the Asset List).
Except for Encumbrances set forth in Section 3.19 of the PICR/ATN Disclosure Statement (which identifies those that will be removed prior to the Closing), none of such properties or assets is subject to any Encumbrance other than (a) any Encumbrances connected with operating leases entered into in the ordinary course of business consistent with past practice, (b) such other Encumbrances that do not secure indebtedness and do not materially detract from the value of, or interfere with the present or future use of, the property subject thereto and affected thereby or otherwise materially impair the business, financial condition, results of operations or operations of PICR/ATN, taken as a whole, or (c) as otherwise disclosed to and approved by MCCAC in writing (collectively, "Permitted Liens").

     3.20 Contracts. Except as set forth in Section 3.20 of the PICR/ATN Disclosure Statement, PICR/ATN (nor any of their properties) is not a party to or bound by any (a) agreement or other arrangement not made in the ordinary course of business, involving payments or receipts in excess of $10,000 individually or more than $50,000 in the aggregate; (b) employment or consulting contract; (c) contract with any labor union; (d) employee bonus, pension, profit-sharing, retirement, stock purchase or other benefit or welfare plan or agreement; (e) lease with respect to real or personal property, whether as lessor or lessee; (f) contract or commitment for the purchase of raw materials or supplies or the sale of products involving more than $10,000 per annum or $50,000 in the aggregate;
(g) indenture, agreement, note, mortgage, guaranty or other writing which evidences or relates to any loan of money to, or indebtedness for money borrowed by, PICR/ATN; (h) license agreement or other contract or agreement relating to patents, trademarks, trade names, techniques or copyrights or applications for any thereof, inventions, trade secrets or other proprietary know-how or technical assistance; or (i) any loan to officers, directors or employees of PICR/ATN (all of which loans will be repaid in full by the Closing). Except as set forth in Section 3.20 of the PICR/ATN Disclosure Statement, to the knowledge of PICR/ATN, neither PICR/ATN, nor any other party thereto, is in default under the terms of any commitments described in Subsections (a) through (i) of this Section.

     3.21 Brokers. PICR/ATN has not directly or indirectly dealt with anyone acting in the capacity of a finder or broker and none of them has incurred nor will they incur any obligation for any finder's or broker's fees or commissions in connection with this Agreement.

     3.22 Special Liabilities; Warranties. Except as set forth in Section 3.22 of the PICR/ATN Disclosure Statement, (i) PICR/ATN has no liability under any contracts under which the consideration to be paid or received by PICR/ATN is determined in whole or in part based on profits or operating results, nor are there any contingent payments owing to any person in connection with the acquisition of any business, entity, frequency or channel by PICR/ATN; (ii) PICR/ATN has not extended any warranties to their respective customers; and
(iii) PICR/ATN is not now subject to any outstanding, pending or, to the knowledge of PICR/ATN, threatened claims based on warranty coverage.

     3.23 Employee Benefit Matters. Except as set forth in Section 3.23 of the PICR/ATN Disclosure Statement:

         (a) PICR/ATN does not have and never has had any obligation to contribute to any "multiemployer plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any "multiple employer plan" described in Section 210(a) of ERISA or Section 413(C) of the Code. PICR/ATN does not maintain, contribute to, or have any liability under or with respect to any plan or arrangement, whether or not terminated, which provides or provided medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under
Section 4980B of the Code or as required under applicable state law). PICR/ATN does not maintain, contribute to or have any liability under or with respect to any employee plan which is a "defined benefit plan" (as defined in Section
3(35) of

ERISA), whether or not terminated. PICR/ATN does not maintain, contribute to or have any liability under or with respect to any employee plan which is a "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated.

         (b) PICR/ATN does not maintain, contribute to or have any liability under or with respect to any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) or any other plan or arrangement providing benefits to current or former employees or directors, including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated (any such plan or arrangement, an "Employee Plan"). For purposes of this Section 3.23, "PICR/ATN" includes all organizations that now are or that have been, within the past six years, under common control with PICR/ATN pursuant to Section 414(b) or (c) of the Code. PICR/ATN previously has delivered to MCCAC true, complete and correct copies of each of the Employee Plans, including all amendments thereto, and any other documents or other instruments relating thereto reasonably requested by MCCAC.

         (c) All Employee Plans are being, and have been, maintained, operated and administered in all material respects in accordance with their respective terms and in compliance with all applicable laws.

         (d) No Employee Plan is funded through a "welfare benefit fund" as defined in Section 419(e) of the Code.

         (e) There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to any Employee Plan that could result in PICR/ATN becoming liable directly or indirectly (by indemnification or otherwise) for any material excise tax, penalty or other liability under ERISA or the Code.

         (f) There are no actions or claims pending or, to the knowledge of PICR/ATN, threatened, with respect to any Employee Plan (other than routine claims for benefits), and there are no investigations or audits of any Employee Plan by any governmental authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability of PICR/ATN that has not been fully discharged.

     (g) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan have been paid. With respect to any insurance policy providing funding for benefits under any Employee Plan, (x) there is no liability of PICR/ATN, in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and
(y) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of PICR/ATN, no such proceedings with respect to any insurer are imminent.

         (h) Each Employee Plan that is a group health plan subject to Section 4980B of the Code (or which was subject to Section 162(k) of the Code) has been operated in material compliance with the continuation coverage requirements of
Section 4980B of the Code and Section 162(k) of the Code, as applicable, and
Part 6 of Subtitle B of Title I of ERISA.

         (i) Each Employee Plan that is subject to Section 1862(b)(1) of the Social Security Act has been operated in compliance with the secondary payer requirements of Section 1862(b)(1) of such Act.

          (j) The execution, delivery and performance of this Agreement will not, solely in and of itself, (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from PICR/ATN to any present or former officer, employee, director, shareholder or consultant, or former employee (or dependents of any thereof), or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, shareholder or consultant of PICR/ATN.

         (k) PICR/ATN has not agreed or committed to make any amendments to any of the Employee Plans not already embodied in the documents comprising any such Employee Plan, other than any amendments required by law.

         (l) All contributions, transfers, and payments by PICR/ATN in respect of any Employee Plan have been or are fully deductible under the Code.

         (m) PICR/ATN's financial statements at and for the period ended _______________, 1997 contain and, at and for the period ending on the Closing, will contain adequate accruals for (i) bonuses, sales commissions and vacation pay earned but not received as of such dates and (ii) incurred or continuing but unpaid claims under Employee Plans not funded by insurance.

         (n) No Employee Plan provides benefits to any individual who is not a current or former employee of PICR/ATN, or the dependents or other beneficiaries of any such individual.

         (o) No "excess parachute payments" within the meaning of Section 280G of the Code will be made in connection with or as a result of any transaction contemplated by this Agreement (without regard to whether any such payment might be reasonable compensation for personal services performed or to be performed in the future).

         (p) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the Internal Revenue Service (the "IRS") to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

         (q) All (i) insurance premiums required to be paid with respect to,
(ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

         (r) Each "fiduciary" and every "plan official" (as defined in Section 412 of ERISA) of each Employee Plan is bonded to the extent required by Section 412 of ERISA.

     3.24 Materially Correct.  To the best knowledge of the PICR Shareholders,
Article III of this Agreement together with the PICR/ATN Disclosure Statement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the disclosures contained therein in the light of the circumstances under which they are made, not misleading.

     3.25 Information. PICR/ATN has delivered to MCCAC on or prior to the date hereof all private placement, confidential offering or similar memoranda and other offering or solicitation materials used at any time by PICR/ATN or anyone acting on its behalf in connection with any offer or sale of securities of PICR/ATN.

     3.26 Relationships with Related Persons.  Except as set forth in Section
3.26 of the PICR/ATN Disclosure Statement, no PICR Shareholder or any Related Person of any PICR Shareholder:

         (a) has, or since January 1, 1996 has had any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to the business of PICR/ATN;

         (b) has owned (beneficial or of record) an equity interest or any other financial or profit interest in an entity that has had business dealings or a material financial interest in any transaction with PICR/ATN or engaged in competition with PICR/ATN; or

         (c) is a party to any contract with, or has any claim or right against, PICR/ATN.

         ARTICLE IV. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE PICR
                     SHAREHOLDERS

     Each of the PICR Shareholders, individually and not jointly and severally, represents and warrants to MCCAC that:

     4.1 Authority. He has all necessary power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. Upon the execution and delivery hereof by, respectively, MCCAC, PICR/ATN and the other PICR Shareholder, this Agreement will constitute his valid and legally binding obligation enforceable against him in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights generally, by equitable principles of general applicability with respect to the availability of equitable remedies, or by public policies applicable to securities laws.

     4.2 Ownership of Shares. He owns the shares of PICR Common Stock set forth opposite his name on Exhibit A free and clear of all Encumbrances, except as disclosed in the PICR/ATN Disclosure Statement.

     4.3 No Conflict. Neither his execution, delivery and performance of this Agreement nor the consummation by him of the transactions contemplated hereby will require the consent, waiver, approval, license or authorization of or filing with any person or public authority and will not conflict with, constitute a violation of or default under or result in a breach of any contract, commitment, agreement, arrangement, judgment, order, ordinance, regulation, decree or restriction of any kind to which he is a party or by which he or his shares of PICR Common Stock is bound, except as disclosed i the PICR/ATN Disclosure Statement.

             ARTICLE V. REPRESENTATIONS AND WARRANTIES OF MCCAC

     MCCAC represents and warrants to PICR/ATN and the PICR Shareholders that:

     5.1 Corporate Organization; Authorization.

         (a) MCCAC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Iowa and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.

         (b) MCCAC has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it hereunder. The execution, delivery and performance of this Agreement by MCCAC have been duly authorized by MCCAC, and upon the execution and delivery hereof by MCCAC, this Agreement will constitute the valid and legally binding obligation of MCCAC, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights generally or by equitable principles of general applicability with respect to the availability of equitable remedies.

     5.2 No Conflict. The execution and delivery of this Agreement by MCCAC and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body, the Restated Articles of Incorporation or the By-Laws of MCCAC or any agreement, indenture or other instrument to which MCCAC is a party or by which MCCAC may be bound, or of any order, judgment or decree applicable to it, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Encumbrance upon any of the properties or assets of MCCAC under any agreement to which it is a party, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of an Encumbrance, except where any such violation, breach, acceleration, termination or creation would not impair MCCAC's ability to perform, in any material respect, its obligations under this Agreement or any other document or instrument to which MCCAC is a party in connection with the transactions contemplated herein.

             ARTICLE VI. COVENANTS OF PICR/ATN AND THE PICR SHAREHOLDERS

     6.1 Conduct of Business. From the date of this Agreement until the Closing Date, PICR/ATN shall conduct its business only in the ordinary course in substantially the same manner as heretofore conducted and, without limiting the generality of the foregoing, PICR/ATN shall not, without the written consent of MCCAC:

         (a) dispose of or contract to dispose of any other assets, tangible or intangible, except in the ordinary course of business, consistent with past practice and, with respect to capital assets, in connection with the replacement of the asset being disposed of;

         (b) voluntarily incur any absolute or contingent debt obligation except in the ordinary course of business under currently existing lines of credit;

         (c) enter into any material contract, including, without limitation, any lease or contract for the purchase or sale of real estate or of any interest therein;

         (d) encumber any property or other assets except for Encumbrances constituting Permitted Liens;

         (e) declare or pay any dividend or purchase or redeem any of its shares, notes or other securities or make any other distribution to shareholders;

         (f) adopt any new or amend any existing employee benefit plan or any employment agreement or amend any PICR Option or ATN Option;

         (g) form or cause to be formed any subsidiary;


         (h) issue, sell, distribute or dispose of any shares, notes or other securities of PICR or ATN or commit itself to do so;

         (i) make any commitments for Capital Expenditures; or

         (j) fail to keep its properties insured substantially to the same extent as they are currently insured.

     6.2 Reasonable Efforts. The PICR Shareholders and PICR/ATN shall use all reasonable efforts to preserve intact its business organization and to preserve its goodwill as to customers, suppliers and others having business relations with it.

     6.3 Inspection. PICR/ATN shall permit representatives of MCCAC, upon reasonable prior notice, during normal business hours and under reasonable circumstances, to examine PICR/ATN's properties, books, contracts, tax returns and other records, and shall furnish such representatives with all such information concerning such affairs as they may reasonably request.

     6.4 Best Efforts. PICR/ATN and the PICR Shareholders shall use their reasonable best efforts to obtain all approvals or consents necessary to permit the consummation of the transactions contemplated by this Agreement.

     6.5 Update Information. Not earlier than 10 days before the Closing Date, PICR/ATN shall correct and supplement in writing any information furnished on the PICR/ATN Disclosure Statement that, to the knowledge of PICR/ATN, is incorrect or incomplete (or otherwise expressly contemplated by Article III of this Agreement), and shall promptly furnish such corrected and supplemented information to MCCAC, so that such information shall be correct and complete at the time such updated information is so provided. Thereafter, to the Closing, PICR/ATN shall notify MCCAC in writing of any changes or supplements to the updated information needed, to the knowledge of PICR/ATN, to make such information correct and complete at all times to the Closing. It is agreed that the furnishing of such corrected and supplemental information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of a material change or any breach or violation by PICR/ATN of any provision of this Agreement.

     6.6 Trading Prohibitions. PICR/ATN and each PICR Shareholder hereby acknowledges that as a result of disclosures by MCCAC contemplated under this Agreement, PICR/ATN and its Affiliates may, from time to time, have material, non-public information concerning Murdock. PICR/ATN and each PICR Shareholder confirms that it and its Affiliates are aware and PICR/ATN has advised its representatives that (a) the United States securities laws may prohibit a person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (b) material non-public information shall not be communicated to any other person except as permitted herein.

         ARTICLE VII. JOINT COVENANTS

     7.1 Support of Transactions. MCCAC, PICR/ATN, the PICR Shareholders and their respective Affiliates shall each (a) use his or its reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required under
Article II, (b) exert his or its reasonable best efforts to obtain all material consents and approvals of third parties that any of MCCAC, PICR/ATN, the PICR Shareholders or their respective Affiliates are responsible to obtain in order to consummate the transactions contemplated by this Agreement, (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article II or otherwise to comply with this Agreement, and (d) provide the other parties, and such other party's employees, officers, accountants, lawyers, financial advisors and other representatives with access to its personnel, properties, business and records under all reasonable circumstances.

         ARTICLE VIII. INDEMNIFICATION

     8.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations of PICR/ATN, any of the PICR Shareholders and MCCAC in this Agreement, the Transaction Documents, the certificates delivered pursuant to Section 2.2, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     8.2 Indemnification and Payment of Damages by PICR Shareholders. The PICR Shareholders, jointly and severally, will indemnify and hold harmless MCCAC and its representatives, officers, directors, employees, agents, stockholders, controlling persons, subsidiaries and Affiliates (collectively, the "MCCAC Indemnitees") for, and will pay to the MCCAC Indemnitees the amount of, any Damages arising, directly or indirectly, from or in connection with:

     (a) any breach of any representation or warranty made by PICR/ATN or the PICR Shareholders in this Agreement (without giving effect to any supplement to the PICR/ATN Disclosure Statement), the PICR/ATN Disclosure Statement, the supplements to the PICR/ATN Disclosure Statement, any Transaction Document or any other certificate or document delivered by PICR/ATN or the PICR Shareholders pursuant to this Agreement (except that the indemnification with respect to representations and warranties in Article IV of this Agreement shall be several and not joint for each PICR Shareholder for Damages arising, directly or indirectly, from or in connection with a breach of any of such PICR Shareholder's representations or warranties in Article IV);

         (b) any breach by PICR/ATN or any PICR Shareholder of any covenant or obligation of PICR/ATN or any PICR Shareholder in this Agreement or any Transaction Document;

         (c) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with PICR/ATN or any PICR Shareholder (or any person acting on their behalf) in connection with any of the transactions contemplated by this Agreement;

         (d) any liabilities or obligations not incurred in the ordinary course of business by PICR/ATN prior to the Closing Date (whether known or unknown) that are not reflected on the Interim Balance Sheet or disclosed in the PICR/ATN Disclosure Statement; or

         (e) any claims, liabilities or obligations relating to any of the PICR/ATN Employees, including, without limitation, any liability under any employee benefit plan or relating to severance or wrongful termination; or

         The remedies provided in this Section 8.2 will not be exclusive of or limit any other remedies that may be available to MCCAC or the other MCCAC Indemnitees.

     8.3 Indemnification and Payment of Damages by MCCAC. MCCAC will indemnify and hold harmless each of the PICR Shareholders and each of their respective representatives, officers, directors, employees, agents, stockholders, controlling persons, subsidiaries and Affiliates (collectively, the "PICR/ATN Indemnitees") for, and will pay to the PICR/ATN Indemnitees the amount of, any Damages arising, directly or indirectly, from or in connection with:

         (a) any breach of any representation or warranty made by MCCAC in this Agreement, any Transaction Document or any other certificate or document delivered by MCCAC;

         (b) any breach by MCCAC of any covenant or obligation of MCCAC in this Agreement or any Transaction Document;

         (c) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with MCCAC (or any person acting on its behalf) in connection with any of the transactions contemplated by this Agreement; or

         (d) any liabilities or obligations incurred by PICR/ATN prior to the Closing Date in the ordinary course of business or disclosed on the PICR disclosure statement and any liabilities or obligations incurred by PICR/ATN after the Closing Date.

         The remedies provided in this Section 8.3 will not be exclusive of or limit any other remedies that may be available to the PICR Shareholders or the other PICR/ATN Indemnitees.

     8.4 Procedure for Indemnification.

         (a) As soon as is reasonably practicable after any MCCAC Indemnitee or PICR/ATN Indemnitee becomes aware of any claim, event or circumstance (a "Claim") that has or might give rise to an indemnification obligation under
Section 8.2 or Section 8.3 of this Agreement, such MCCAC Indemnitee or PICR/ATN Indemnitee, as the case may be (an "Indemnified Person"), shall give written notice thereof (a "Claim Notice") to the party or parties from which indemnification is sought (the "Indemnifying Persons"). The Claim Notice shall describe the Claim in reasonable detail, and shall indicate the amount (estimated if necessary and to the extent feasible) of the Damages that have been or may be suffered by the Indemnified Person. The failure of any Indemnified Person to promptly give the Indemnifying Persons a Claim Notice shall not preclude such Indemnified Person from obtaining indemnification under this Article VIII, except to the extent, and only to the extent, that such Indemnified Person's failure has actually prejudiced the rights or increased the liabilities and obligations of any of the Indemnifying Persons hereunder.

         (b) With respect to any Claim Notice, the Indemnifying Persons shall have the right by written notice to the Indemnified Person not later than 30 days after receipt of such Claim Notice, to assume the control of the defense, compromise or settlement of such Claim, provided that (i) such assumption shall, by its terms, be without cost to the Indemnified Person, (ii) each of the Indemnifying Persons agree in writing that they are responsible to indemnify (fully and completely) the Indemnified Person for such Claim, and
(iii) any settlement of such Claim shall involve only the payment of money damages by the Indemnifying Persons.

         (c) Upon the assumption of control by the Indemnifying Persons as provided in Section 8.4(b), the Indemnifying Persons shall diligently proceed with the defense, compromise or settlement of the Claim at the Indemnifying Persons' sole expense, including employment of counsel reasonably satisfactory to the Indemnified Person and, in connection therewith, the Indemnified Person shall cooperate fully, but at the expense of the Indemnifying Persons, to make available to the Indemnifying Persons all pertinent information and witnesses under the Indemnified Person's control, and to take such other steps as in the opinion of counsel for the Indemnifying Persons are necessary to enable the Indemnifying Persons to conduct such defense.

         (d) The final, non-appealable determination of any Claim, including all related costs and expenses, shall be binding and conclusive upon the Indemnifying Persons and the Indemnified Person as to the amount of the indemnification; provided, however, that in the Indemnifying Persons' defense of such Claim, except with the written consent of the Indemnified Person, the Indemnifying Persons shall not consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the provision by the claimant to the Indemnified Person of a release of the Indemnified Person from all liability in respect of such Claim.

         (e) Should the Indemnifying Persons fail to give notice to the Indemnified Person as provided in Section 8.4(b), the Indemnified Person shall be entitled to defend, settle or compromise the Legal Claim as in its sole discretion may appear advisable, and such final determination, settlement or compromise of the Legal Claim shall be binding upon the Indemnifying Persons.

     8.5 The Shareholder Representative. (a) Each PICR Shareholder hereby irrevocably makes, constitutes and appoints Bonner Hardegree as his agent (the "Shareholder Representative") and authorizes and empowers him to fulfill the role of Shareholder Representative hereunder.

         (b) In the event of the death, resignation or incapacity of Bonner Hardegree, his successor shall be appointed by consent of the majority in interest in the aggregate PICR Common Stock held by the PICR Shareholders as of the Closing Date within 30 days of such event. The decisions and actions of any successor Shareholder Representative shall be, for all purposes, those of a Shareholder Representative as if originally named herein. The death or incapacity of any Shareholder Representative shall not terminate the authority and agency of the Shareholder Representatives. The Shareholder Representative may resign at any time upon notice to MCCAC and each PICR Shareholder given at least 30 days prior to the effective date of such resignation, provided that no such resignation shall be effective until his successor has been appointed in accordance with this Section 8.5(b), and has accepted such appointment.

         (c) The Shareholder Representative shall take any actions as he may deem appropriate with respect to any Claim Notice as provided in this Article
VIII. The PICR Shareholders agree that the Shareholder Representative shall have full power and authority to receive all Claims Notices with respect to Claims by any MCCAC Indemnitee, to control the defense, compromise or settlement of any Claims by any MCCAC Indemnitee and otherwise to act on behalf of the PICR Shareholders for all purposes of Section 8.4, and any action by the Shareholder Representative within the scope of such authority shall be binding on all of the PICR Shareholders. In performing any of his duties hereunder, the Shareholder Representative shall not incur any liability to anyone for damages, losses or expenses, except for willful misconduct.

     8.6 Limitations on Indemnification Obligations of the PICR/ATN
Shareholders.

         (a) The indemnification obligations of any PICR/ATN Shareholder pursuant to this Article VIII will not exceed the aggregate amount of $200,000 for Bonner Hardegree or $1,800,000 for Wayne Wright, each of which indemnification obligation may be satisfied by tendering to MCCAC Murdock stock valued at the then fair market value as an offset against such indemnification obligations. Notwithstanding anything to the contrary herein, each of the PICR Shareholders may satisfy all indemnification obligations contained in this agreement by tendering to MCCAC all shares of Murdock stock (or their equivalent value), which they may have obtained in conjunction with this Agreement, together with a waiver of all rights such parties may have to the earn-out described in section 1.3 of this Agreement.

         (b) The PICR Shareholders will have no indemnification obligations pursuant to this Article VIII until the aggregate losses incurred by Indemnified Persons exceed $20,000 (the "Indemnification Threshold"); thereafter, the PICR Shareholders will, subject to the other limitations set forth in this Section 8.6, indemnify the Indemnified Persons for all Losses, including those used in calculating the Indemnification Threshold.

     8.7 Additional Indemnification Obligations of the PICR Shareholders. Without regard to the limitations set forth in section 8.6, the PICR Shareholders will indemnify and hold harmless MCCAC from and against all Damages relating to any of the following matters:

         (a) Any and all liability or obligation relating to the lien and judgment filed against ATN in the amount of $184,416.14 plus expenses of $139 by WorldCom (d/b/a Wiltel), or any Damages relating thereto.

         (b) Any and all liability or obligation relating to or arising out of the involvement of PICR/ATN or any of its current or former Affiliates relating to the Telecom America, Inc. bankruptcy proceedings or arising in connection with such entity.

         (c) Any and all liability or obligation relating to One-to-One Communications, a former subsidiary of ATN.

             ARTICLE IX. TERMINATION

     9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

         (a) By mutual written consent of PICR/ATN, the PICR Shareholders and MCCAC at any time prior to the Closing.

         (b) By PICR/ATN or MCCAC, upon written notice to each of the other parties hereto, if the Closing has not occurred on or prior to September 15, 1997.

         (c) Prior to the Closing, by written notice to PICR/ATN from MCCAC, if
(i) there is a material breach of any representation, warranty, covenant or agreement on the part of PICR/ATN or any PICR Shareholder set forth in this Agreement, or if a representation or warranty of PICR/ATN or any PICR Shareholder shall be untrue in any material respect, in either case such that the condition specified in Sections 2.2(a), 2.2(b) or 2.2(c) would not be satisfied at Closing (a "Terminating PICR/ATN Breach"), except that, if such Terminating PICR/ATN Breach is curable by PICR/ATN through the exercise of its reasonable best efforts, then, for up to 30 days, but only as long as PICR/ATN continues to exercise such reasonable best efforts, MCCAC may not terminate this Agreement under this Section 9.1(c)(i), (ii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body or (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

         (d) Prior to the Closing, by written notice to MCCAC from PICR/ATN or from the holders of a majority of shares of PICR Common Stock, if (i) there is a material breach of any representation, warranty, covenant or agreement on the part of MCCAC set forth in this Agreement, or if a representation or warranty of MCCAC shall be untrue in any material respect, in either case such that the condition specified in Sections 2.3(a) or 2.3(b) would not be satisfied at Closing (a "Terminating MCCAC Breach"), except that, if such

Terminating MCCAC Breach is curable by MCCAC through the exercise of its reasonable best efforts then for up to 30 days, but only as long as MCCAC continues to exercise such reasonable best efforts, PICR/ATN may not terminate this Agreement under this Section 9.1(d)(i), (ii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body, or (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

     9.2 Effect. Any termination of this Agreement, however effected, shall not release MCCAC, PICR/ATN or any of the PICR Shareholders from any liability or other consequences arising from any breach or violation by any such party of the terms of this Agreement prior to the effective time of such termination, nor shall any such termination release any party from its obligations or duties under this Agreement which, by their terms and/or expressed intent, may require performance subsequent to any such termination, and all provisions of this Agreement which set forth such obligations or duties and such other general or procedural provisions which may be relevant to any attempt to enforce such obligations or duties, shall survive any such termination of this Agreement until such obligations or duties shall have been performed or discharged in full.

         ARTICLE X. DEFINITIONS

     10.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

         "AFFILIATES" means, as to any person or entity, another person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity, provided, however, that MCCAC's Affiliates will not include any person or entity that may be deemed to control Murdock.

         "ATN COMMON STOCK" means the shares of ATN's Common Stock.

         "ATN OPTIONS" means all warrants, options, subscriptions and other convertible instruments or agreements pursuant to which ATN is obligated to issue, transfer, deliver or sell shares of ATN Common Stock.

         "CAPITAL EXPENDITURES" means investments in property, plant or equipment involving the expenditure of more than $10,000 in any single case or more than $50,000 in the aggregate.

         "CLAIM" has the meaning set forth in section 8.4.

         "CLOSING" has the meaning set forth in Section 1.2.

         "CLOSING DATE" means the date on which the Closing occurs as provided in Section 1.2.


         "CODE" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.


         "DAMAGES" means any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim.

         "ENCUMBRANCE" means any lien, claim, charge, security interest, option, mortgage, pledge or other legal or equitable encumbrance, excluding any encumbrance arising under or pursuant to federal or state securities laws.

         "FAMILY" means, with respect to a particular individual, (i) the individual, (ii) such individual's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law
(i) the individual, and (iii) any other natural person who resides with such individual.

         "GAAP" means generally accepted accounting principles consistently applied throughout the periods involved.

         "MARKET VALUE" means the average closing price of the Murdock common stock for the five trading days preceding the date of determination.

         "NON-COMPETITION AGREEMENTS" have the meaning set forth in Section 2.2
(h).

         "PERMITTED LIABILITIES" means the liabilities and obligations described in clauses (i), (ii) and (iv) of Section 3.13.

         "PERMITTED LIENS" has the meaning set forth in Section 3.19.

         "PICR COMMON STOCK" means the shares of PICR's Common Stock.

         "PICR OPTIONS" means all warrants, options, subscriptions and other convertible instruments or agreements pursuant to which PICR is obligated to issue, transfer, deliver or sell shares of PICR Common Stock.

         "SUBSIDIARY" means any entity of which at least 50% of the equity interests are owned, directly or indirectly, by PICR and/or ATN.

         "PROPORTIONAL SHARE" means, with respect to any PICR Shareholder, (i) the number of shares of PICR Common Stock held by that PICR Shareholder on the Closing Date, divided by (ii) the total number of shares of PICR Common Stock held by all of the PICR Shareholders on the Closing Date.

         "PURCHASE PRICE" has the meaning set forth in Section 1.3.

         "QUARTERLY AVERAGE MARKET VALUE" means the sum of the Market Value on the last day of each calendar quarter, divided by four.

         "RELATED PERSON" means, with respect to a particular individual, (i) each other member of such individual's Family, (ii) any entity that is directly or indirectly controlled by such individual or one or more members of such individual's Family, (iii) any entity in which such individual or members of such individual's Family directly or indirectly beneficially own (individually or in the aggregate) at least 10% of the outstanding equity securities or equity interests, and (iv) any entity with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         "SHAREHOLDER REPRESENTATIVE" has the meaning set forth in section 8.5.


         "TRANSACTION COSTS" means reasonable accounting, legal, printing and financial advisory fees and expenses incurred by PICR/ATN and the PICR Shareholders in connection with the Agreement and the transactions contemplated hereby.

         "TRANSACTION DOCUMENTS" means this Agreement and the Non-Competition Agreement.

     10.2 Other Definitional Provisions.

         (a) All terms defined in this Agreement have the defined meanings when used in any certificate, report or other documents made or delivered pursuant hereto, unless the context otherwise requires.

         (b) Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

         (c) As used herein, the neuter gender also denotes the masculine and feminine, and the masculine gender also denotes the neuter and feminine, where the context so permits.

         (d) The words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

         (e) The words "include," "including" and "or" mean without limitation by reason of enumeration.

         ARTICLE XI. MISCELLANEOUS

     11.1 Waiver. Any party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement.

     11.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) one day after delivery to a reputable overnight courier service, (iii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (iv) delivered by telecopy, and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

                (a) If to MCCAC, to:

                    MCC Acquisition Corporation
                    Attn:  Thomas E. Chaplin
                    1112 29th Avenue, S.W.
                    Cedar Rapids, IA 52404
                    Telephone No.:  319-362-6900
                    Telecopier No.:  319-363-7008

                    with a copy (which shall not
                    constitute notice) to:

                    Albert S. Orr, Esq.
                    Reinhart, Boerner, Van Deuren,
                         Norris & Rieselbach, s.c.
                    1000 North Water Street
                    Suite 2100
                    Milwaukee, WI 53202
                    Telephone No.:  414-298-8209
                    Telecopier No.:  414-298-8097

                (b) If to PICR/ATN or any PICR Shareholder, to:

                    Mr. Bonner Hardegree
                    5608 Mesa Drive, Suite 260
                    Austin, TX 78731
                    Telephone No.:  512-467-7422

                    Telecopier No.:  512-467-0357
                    with a copy (which shall not
                    constitute notice) to:

                    Thomas D. Fritz, Esq.
                    Joseph M. Ford, Esq.
                    Ford & Ferraro
                    2000 Jacinto Center
                    98 San Jacinto Boulevard
                    Austin, TX 78701
                    Telephone No.:  512-476-2020
                    Telecopier No.:  512-477-5267

or to such other address or addresses as the parties may from time to time designate in writing.

     11.3 Assignment. Except as provided in Section 7.1, and except that MCCAC may assign this Agreement, or any right or benefit hereunder, to Murdock, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     11.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto, any subsidiary of MCCAC or Murdock joining this Agreement under the circumstances described in Section 7.1 or any Indemnified Person described in Section 8.4, any right or remedies under or by reason of this Agreement.

     11.5 Reliance. Each of the parties to this Agreement shall be deemed to have relied upon the accuracy of the written representations and warranties made to it in or pursuant to this Agreement, notwithstanding any investigations conducted by or on its behalf or notice, knowledge or belief to the contrary.

     11.6 Expenses. MCCAC shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel and accountants. The PICR Shareholders shall bear the legal, financial advisory and accounting fees and expenses of PICR/ATN, the PICR/ATN Subsidiaries and the PICR/ATN Shareholders incurred in connection with this Agreement and the transactions herein contemplated in excess of $10,000.

     11.7 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Iowa without regard to conflicts of law principles. Unless otherwise stated, references to Sections, Articles or Exhibits refer to the Sections, Articles and Exhibits to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     11.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.9 Entire Agreement. This Agreement (together with the other Transaction Documents, the Exhibits and other writings referred to herein or delivered pursuant hereto), constitutes the entire agreement among the parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among Murdock or its subsidiaries, PICR/ATN, the PICR Shareholders or by any director or directors or officer or officers of such parties relating to the transactions contemplated hereby, or incident hereto. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement, exist between the parties except as expressly set forth in this Agreement.

     11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

     11.11 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of MCCAC and PICR/ATN, which approval shall not be unreasonably withheld by any party; provided, however, that nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party's legal or contractual obligations.

     IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.


                                        MCC ACQUISITION CORP.

                                        By:      /s/ Thomas E. Chaplin
                                            ----------------------------------
                                        Title:   Chief Executive Officer
                                              --------------------------------


                                        PIC RESOURCES CORP.

                                        By:      /s/ Bonner Hardegree
                                            ----------------------------------
                                        Title:   Vice President
                                              --------------------------------


                                        ATN COMMUNICATIONS INC.

                                        By:      /s/ Bonner Hardegree
                                            ----------------------------------
                                        Title:   Vice President
                                              --------------------------------


                                        PICR SHAREHOLDERS

                                        /s/ Bonner Hardegree, Attorney-in-Fact
                                        -------------------------------------
                                                Wayne Wright

                                        /s/ Bonner Hardegree
                                        -------------------------------------
                                                Bonner Hardegree